Exhibit 99.1

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT Opens 12th Wholly-Owned SmartStop® Location in the Greater Toronto Area

TORONTO, ONTARIO – June 16, 2020 – SmartStop Self Storage REIT, Inc. (“SmartStop” or FKA Strategic Storage Trust II, Inc.), a self-managed and fully-integrated self-storage company with approximately $1.6 billion of self storage assets under management, has fully-opened its 12th wholly-owned location in the Greater Toronto Area (GTA), the most populous metropolitan area in Canada.

The ground-up, four-story development is located at 69 Torbarrie Road in the North York community. This prime location provides direct visibility from Ontario Highway 400, which links the city of Toronto in the urban south with the central and northern regions of the province. This facility easily serves the communities of Pelmo Park, Humberlea, Downsview, and Humbermede, and is conveniently located near the Yorkdale shopping district. The property offers a mix of exterior drive up and interior climate-controlled units across its approximately 840 units and 85,800 square feet.

“With the Torbarrie property coming online, we’ve now officially reached over one million square feet of self storage available to serve the GTA, which represents a major milestone for SmartStop in the financial capital of Canada,” said H. Michael Schwartz, Executive Chairman of SmartStop. “The favorable market dynamics and demographics of the Greater Toronto Area, the largest metropolitan area in Canada and the seventh largest metropolitan area in North America, make this region a significant opportunity for further growth and expansion for SmartStop. Going forward, we will continue to leverage our self storage expertise, economies of scale, and recognizable brand to drive strong leasing activity in the new location.”

Since 2010, SmartStop and its affiliates has aggregated a portfolio of CAD $275 million in the Greater Toronto Area. SmartStop’s Canadian portfolio of owned and managed stores currently includes four in-development locations and 13 operating locations, which total approximately 10,300 units and 1.1 million total rentable square feet.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.6 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 30 properties in 10 states where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this comprises a managed portfolio of approximately 94,000 units and 10.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contacts:

Tom Colton or Matt Glover

Gateway Investor Relations

949-574-3860

smartstop@gatewayir.com